EXHIBIT 8.2

        [LETTERHEAD OF WOLF & COMPANY, P.C.]

November 13, 2007

Boards of Trustees and Directors
Danvers Bancorp, Inc.
Danvers Bancorp, Inc. (MHC)
Danversbank
1 Conant Street
Danvers, Massachusetts 01923

Ladies and Gentlemen:

        You have requested our opinion regarding certain Massachusetts income tax consequences of the conversion of Danvers Bancorp, Inc. (the "Mutual Holding Company" or "MHC") and its direct wholly-owned subsidiary, Danversbank (the "Bank"), from the mutual holding company structure to the stock holding company form, pursuant to the integrated transactions described below and pursuant to the Plan of Conversion (the "Plan").

        In connection therewith, we have examined the Plan, the Registration Statement on Form S-1 filed by Danvers Bancorp, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, the Application for Conversion (the "Application") filed with the Massachusetts Division of Banks (the "Division") and certain other documents of or relating to the conversion, some of which are described or referred to in the Plan and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied on the opinions of Goodwin Procter, LLP related to the Federal tax consequences of the proposed conversion (the "Federal Tax Opinion"), without undertaking to verify the same by independent investigation.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

        Additionally, the discussions and conclusions set forth below are based on Massachusetts General Law (the "MGL"), the regulations promulgated thereunder and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change.

        Our opinions are not binding on the Massachusetts Department of Revenue (the "Department") and the Department may disagree with the opinions contained herein. Although we believe our opinion will be sustained if challenged, there can be no assurances to this effect. Because the opinions expressed herein are based upon current tax law, future changes in Massachusetts tax laws, regulations, rulings or case law may affect the tax consequences relating to the Plan. However, we have no responsibility to update this opinion for events, transactions or circumstances occurring after the date of this letter.

STATEMENT OF FACTS/DESCRIPTION OF THE PROPOSED TRANSACTIONS

        The Mutual Holding Company, a Massachusetts-chartered mutual holding company, and the Bank, a Massachusetts-chartered stock savings bank, were created in a reorganization of a Massachusetts-

chartered mutual savings bank in 1998 (the "MHC Reorganization"). In connection with the MHC Reorganization, the Mutual Holding Company holds all of the Bank's issued shares of its common stock ("Bank Common Stock"). No other shares of Bank Common Stock were issued in connection with the MHC Reorganization.

        Subsequently, on June 15, 2007, the Mutual Holding Company and the Bank each adopted the Plan, providing for the conversion of the Mutual Holding Company into the capital stock form of organization.

        The Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank believe that the reorganization of the Mutual Holding Company and the Bank into a stock holding company form of organization pursuant to the Plan is in the best interests of the Mutual Holding Company and the Bank, as well as in the best interests of the Bank's depositors. Accordingly, the following transactions will occur in the Conversion (as defined in the Plan) pursuant to the Plan:

1.
The Mutual Holding Company has incorporated the Company, a Delaware corporation, for the purpose of holding all of the capital stock of the Bank and to facilitate the Conversion.

2.
Subscription rights ("Subscription Rights") to purchase shares of the common stock of the Company ("Conversion Stock") will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Plans (as such persons are defined in the Plan). In addition, Subscription Rights will be issued to directors, trustees, officers, corporators and employees of the Mutual Holding Company and the Bank, in a fourth priority category, who do not otherwise qualify as Eligible or Supplemental Eligible Account Holders.

3.
Upon the effective date (the "Effective Date") of the Conversion, the Mutual Holding Company will merge with and into the Bank pursuant to a plan of merger, with the Bank being the surviving institution (the "MHC Merger"). As a result of the MHC Merger, (a) the shares of Bank Common Stock currently held by the Mutual Holding Company will be extinguished, and (b) the Eligible and Supplemental Eligible Account Holders will be granted interests in a liquidation account (the "Liquidation Account") to be established by the Bank pursuant to the Plan.

4.
Upon the Effective Date, the Company will sell shares of Conversion Stock in a subscription offering (the "Subscription Offering") in order of priority to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Benefit Plans and directors, trustees, officers, corporators and employees of the Mutual Holding Company and the Bank. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold to the public through a Direct Community Offering (as defined in the Plan) and a Syndicated Community Offering (as defined in the Plan), as determined by the Board of Directors of the Company in its sole discretion. Collectively, the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering are referred to herein as the "Offerings."

5.
The Company will contribute to the Bank a portion of the net proceeds received by the Company in the Offerings (the "Contributed Offering Proceeds") in exchange for 100% of its newly outstanding Bank Common Stock.

        The Liquidation Account will be established by the Bank for the benefit of the Eligible and Supplemental Eligible Account Holders who maintain Deposit Accounts (as defined in the Plan) in the Bank after the Conversion. The Liquidation Account balance will initially be an amount equal to the Bank's net worth as of the date of the most recent consolidated statement of financial condition contained in the final prospectus utilized in the Conversion. Each Eligible and Supplemental Eligible Account Holder will have an undivided interest in the Liquidation Account balance (referred to as a "subaccount balance"). The proportionate interest of an Eligible or Supplemental Eligible Account Holder in the Liquidation Account will never increase, but will, however, decrease to reflect subsequent withdrawals from the Deposit Account of such Eligible or Supplemental Eligible Account Holders. In the sole event of a complete liquidation of the Bank after the Conversion, each Eligible and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution from the Liquidation Account in the amount of their then current interest before any liquidation distribution may be made with respect to the capital stock of the Bank.

        Each Deposit Account in the Bank at the time of the consummation of the Conversion will become a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock purchased in the Offerings) and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in the Bank had immediately preceding consummation of the Conversion.

GOODWIN PROCTER, LLP FEDERAL TAX OPINION

        Goodwin Procter, LLP ("Counsel") has provided an opinion that addresses the material federal income tax consequences of the Conversion and reorganization. The opinion, which relies upon standard factual representations given by Danversbank, concluded, as follows:

        Based upon and subject to the foregoing, as well as the limitations set forth below, it is Counsel's opinion with respect to the Conversion that, under present law:

  (i)
  The merger of the MHC with and into the Bank, and the issuance of the interests in the Liquidation Account established by the Bank to the Eligible Account Holders and the Supplemental Eligible Account Holders as consideration for the surrender of their equity interests in the MHC, will constitute a "reorganization" under Section 368(a) of the Code. The Bank and the MHC each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

  (ii)
  The exchange, as a result of the MHC Merger, of the equity interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the MHC for interests in the Liquidation Account established by the Bank in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

  (iii)
  The MHC will not recognize any income, gain or loss as a result of the MHC Merger or on the transfer of the MHC's assets to the Bank in exchange for an interest in the Liquidation Account established in the Bank for the benefit of the Eligible Account Holders and the Supplemental Eligible Account Holders who remain depositors of the Bank.

  (iv)
  No income, gain or loss will be recognized by the Bank as a result of the MHC Merger or upon the receipt of the assets of the MHC in the MHC Merger in exchange for the transfer to the Eligible Account Holders and the Supplemental Eligible Account Holders of an interest in the Liquidation Account.

  (v)
  The basis of the assets of the MHC to be received by the Bank will be the same as the basis of such assets in the hands of the MHC immediately prior to the transfer.

  (vi)
  The holding period of the assets of the MHC to be received by the Bank will include the holding period of those assets in the hands of the MHC.

  (vii)
  The Eligible and Supplemental Eligible Account Holders will recognize no income, gain or loss as a result of the MHC Merger or upon the receipt of interests in the Liquidation Account in the Bank in exchange for their liquidation interests in the MHC.

  (viii)
  The Company will recognize no income, gain or loss upon the receipt of cash in the Offerings in exchange for shares of Conversion Stock.

  (ix)
  The Company will recognize no income, gain or loss upon the transfer of a portion of the net proceeds received by the Company in the Offerings to the Bank in exchange for newly outstanding Bank Common Stock.

  (x)
  The Bank will recognize no income, gain or loss upon the receipt of the contributed offering proceeds from the Company in exchange for newly outstanding Bank Common Stock.

  (xi)
  No income, gain or loss will be recognized by the Company as a result of the distribution to the Eligible and Supplemental Eligible Account Holders and such other persons of Subscription Rights relating to Conversion Stock.

  (xii)
  No income, gain or loss will be recognized by the Eligible or Supplemental Eligible Account Holders and other persons described in the Plan who will receive Subscription Rights as a result of the distribution to the Eligible and Supplemental Eligible Account Holders and such other persons of Subscription Rights relating to Conversion Stock, provided the Subscription Rights have no value at the time of receipt. Eligible and Supplemental Eligible Account Holders and other recipients of Subscription Rights will not recognize income, gain or loss as a result of the exercise of such Subscription Rights to purchase shares of Conversion Stock, provided that the amount to be paid for the Conversion Stock is equal to the fair market value of the Company's common stock. However, such persons will recognize income or gain if and to the extent the Subscription Rights have value at the time of receipt. The basis of the Conversion Stock to the Company's stockholders will be the purchase price thereof plus the basis, if any, of the Subscription Rights (which, as described below, we have assumed is zero).

        Under past rulings of the Internal Revenue Service (the "IRS"), gain may be recognized by a recipient of Subscription Rights to the extent of the fair market value of the Subscription Rights received. Whether the Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The IRS will not issue rulings on whether subscription rights have a market value. However, Counsel is unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel notes that you have received a letter of RP Financial, LC., which states its belief, without undertaking any independent investigation of state or federal law or the position of the IRS, that as an ascertainable factual matter the Subscription Rights will have no market value. The letter of RP Financial, LC., has no binding effect on the IRS. Counsel expresses no opinion on the fair market value of the Subscription Rights and, insofar as their opinion in paragraph (xii) relates to the federal income tax consequences of the distribution of Subscription Rights, Counsel is relying upon and assuming the accuracy of the conclusion expressed in the letter of RP Financial, LC., regarding the valuation of the Subscription Rights.

DISCUSSION RELATED TO MASSACHUSETTS EXCISE TAX CONSEQUENCES

        Both the Mutual Holding Company and the Bank are subject to the Massachusetts financial institution excise tax under MGL chapter 63, Sections 1, 2, 2A and 7. At the effective time of the Conversion, the Company will be subject to same.

        MGL c. 63 §2 provides that "[e]very financial institution engaged in business in the commonwealth shall pay, on account of each taxable year, an excise measured by its net income determined to be taxable under Section two A..." MGL c. 63, §1 defines "net income" for the purposes of Section 2 as "gross income, other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or on account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The term "dividends received' shall be treated in the same manner as under the Code, as amended and in effect for the taxable year. For purposes of this section, any dividend received from a real estate investment trust, as provided in sections 856 to 859, inclusive, of the Code, for the taxable year of the trust in which the dividend is paid, shall not be treated as a dividend. For taxable years beginning on or after January first, nineteen hundred and ninety-nine, the provisions of section two hundred and ninety-one of said Code shall not apply; and the provisions of section one hundred and seventy-one (a)(2) and two hundred and sixty-five of said Code shall only apply to the extent that the income to which the deductions relate is excludable from gross income."

        MGL c 63 §1 provides the term "financial institution" includes "any bank, banking association, trust company, federal or state savings and loan association.... whether of issue or not, existing by authority of the United States, or any state, or a foreign country or any law of the Commonwealth." The term "financial institution" also includes a bank holding company and any subsidiary corporation or corporate trust which participates with it in the filing of a consolidated federal tax return and certain corporations subject to supervision by the Massachusetts division of banks or any corporation in substantial competition with financial institutions that derives more than 50 percent of its gross income, excluding non-recurring, extraordinary items, from loan origination, lending or credit card activities. Financial institutions are subject to the tax rates at MGL c. 63, §2.

        Accordingly, based upon the facts and representations stated herein and the existing law, it is the opinion of Wolf & Company, P.C. regarding the Massachusetts excise tax effect of the planned Conversion that:

1.
No gain or loss shall be recognized by the Company or the Bank on the receipt by the Bank of the Contributed Offering Proceeds from the Company in exchange for common stock of the Bank or by the Company upon the receipt of cash in the Offerings in exchange for shares of Conversion Stock (Massachusetts Letter Rulings 83-61 and 84-11, Section 1032(a) of the Code).

2.
Provided that the amount to be paid for the Conversion Stock pursuant to the Subscription Rights is equal to the fair market value of the Company Common Stock, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and other persons described in the Plan who will receive Subscription Rights upon the distribution to them of the Subscription Rights to purchase shares of Conversion Stock (Section 354(a) and Massachusetts Letter Rulings 83-61 and 84-11); nor will they realize any taxable gain or loss as a result of the exercise of the Subscription Rights (Massachusetts Letter Rulings 83-61 and 84-11).

3.
The basis of the common stock to its stockholders will be the purchase price thereof plus the fair market value, if any, of the Subscription Rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-61). Accordingly, assuming the Subscription Rights have no value, the basis of the common stock will be the amount paid therefor. The holding period of the common stock purchased pursuant to the exercise of Subscription Rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

4.
For purposes of Massachusetts General Laws, chapter 63, sections 1 and 2, no gross income, gain or loss will be recognized by the Company, the Bank, or the Mutual Holding Company as a result of the transactions contemplated by the Plan.

        Our opinion under paragraph (2) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of Subscription Rights. Our opinion under paragraphs (2) and (3) above assumes that the Subscription Rights to purchase shares of Common Stock have a fair market value of zero. We express no view regarding the valuation of the Subscription Rights.

        If the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Company may be taxable on the distribution of the Subscription Rights.

CONCLUSION

        The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

        In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Massachusetts General Laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

        However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

        This opinion is given solely for the benefit of Danversbank, Danvers Bancorp, Inc. (MHC) and Danvers Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders, and other persons described in the Plan who will receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We hereby consent to the filing of the opinion as an exhibit to the Application for Conversion filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, as an exhibit to the Bank Holding Company Application filed with the Federal Reserve Board and as an exhibit to the registration statement on Form S-l as filed with the Securities and Exchange Commission, all filed in connection with the Conversion. We also consent to the references to our firm in the prospectus contained in the Application and Form S-l under the captions "Tax Aspects of the Conversion" and "Legal and Tax Opinions."

Very truly yours,

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.